UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 2, 2014
HYDE PARK ACQUISITION CORP. II
(Exact name of registrant as specified in its charter)

Delaware	001-35576	27-5156956
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Fifth Avenue, 50th Floor, New York, New York	10110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 644-3450

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On January 2, 2014, Hyde Park Acquisition Corp. II (the “Company”) received notice from The Nasdaq Stock Market (“Nasdaq”) that, as a result of the Company’s failure to hold an annual meeting of stockholders within the timeframe required by Nasdaq listing Rules 5620(a) and 5620(b), Nasdaq has determined to delist the Company’s securities from The Nasdaq Stock Market.  Nasdaq Rule 5620(a) requires a listed company to hold an annual meeting of stockholders no later than one year after the end of its fiscal year-end, and Nasdaq Rule 5620(b) requires a listed company to solicit proxies and provide proxy statements for all meetings of stockholders and to provide copies of such proxy solicitation to Nasdaq.  On January 8, 2014, Nasdaq notified the Company that the delisting notification would be supplemented on or about January 14, 2014 as a result of Nasdaq’s determination that the Company has less than 300 public stockholders in violation of Nasdaq Rule 5550.

Nasdaq’s delisting determinations will not immediately result in the delisting of the Company’s securities.  Under Nasdaq rules, the suspension of trading and delisting of the Company’s securities will be stayed during the pendency of an appeal by the Company of the delisting determinations.  The Company intends to commence such an appeal within the required appeal period under NASDAQ rules.  Accordingly, the Company’s common stock will continue to trade on The Nasdaq Capital Market while such appeal is pending.  There can be no assurance whether the Company will be successful in its appeal of the delisting determinations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYDE PARK ACQUISITION CORP. II

Date: January 8, 2014	By:	/s/ Laurence S. Levy
Name: Laurence S. Levy
Title: Chief Executive Officer